Exhibit 10.4

Kaiser Aluminum 2014 Long-Term Incentive Plan

Management Objective:
The applicable measurable performance objective is relative total shareholder return of Kaiser Aluminum Corporation (the “Company”) over the 2014 through 2016 performance period (the “2014-2016 TSR”) compared to the companies listed on Annex I hereto (each, a “Peer Company”), each of which is a member of the S&P 600 Small Cap Materials Sector index (“Relative TSR Ranking”).

The Relative TSR Ranking will be based on the Company's relative stock performance against the Peer Companies, with any dividends being treated as being reinvested on the applicable ex-dividend date.

The beginning and ending share prices are determined using the 20 trading day averages preceding the beginning and the end of the performance period, respectively.

The Relative TSR Ranking shall be the percentile ranking of the 2014-2016 TSR compared to the Peer Companies.

Any Peer Company that is acquired during the performance period shall be omitted from the peer group and will not be included in determining the Relative TSR Ranking.

Any Peer Company that files for bankruptcy, or that has its shares delisted from its primary stock exchange because it fails to meet the exchange listing requirements (other than as a result of its acquisition), during the performance period shall remain in the peer group and will be ranked last for purposes of determining the Relative TSR Ranking.

The Relative TSR Ranking target is the 50th percentile (the “Target TSR Ranking”). The payout for performance at the target level (a multiplier of 1.00x) is 50% of the Performance Shares granted. The threshold performance required to earn Performance Shares is a Relative TSR Ranking at the 25th percentile. The payout for performance at the threshold level (a multiplier of 0.50x) is 25% of the Performance Shares granted. If the Relative TSR Ranking is below the 25th percentile, no Performance Shares will be earned. If the Relative TSR Ranking is greater than the 90th percentile, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the Performance Shares granted.

The multiplier will be determined by straight line interpolation between percentile rankings based on the Relative TSR Ranking as follows:

	Percentile Ranking <25th percentile 25th percentile 50th percentile 75th percentile >90th percentile	Multiplier 0.00x 0.50x 1.00x 1.50x 2.00x

If the 2014-2016 TSR is negative, then the multiplier shall be capped at 1.00x.

Determination of Number of Performance Shares Which Are Earned:	The number of Performance Shares earned, if any, will be determined as follows:

• Following the end of 2016, the Committee will approve the Relative TSR Ranking and the corresponding multiplier.

•
The number of Performance Shares earned, if any, will equal the product (rounded down to the nearest whole number) of (1) the total number of Performance Shares granted hereunder and (2) one-half of the multiplier (rounded to the nearest whole percentage point); provided, however, such number will not exceed the number of Performance Shares granted hereunder.

The Committee will approve the Relative TSR Ranking and multiplier not later than March 15, 2017.

Administrative Provisions:
Additional administrative provisions are reflected in the terms of the applicable grant documents.
The number of Performance Shares earned by any Covered Employee will be subject to any “umbrella” plan adopted by the Company in order to improve the tax efficiency of the Performance Shares granted to such Covered Employee.

Annex I

Peer Company List

A. M. Castle & Co.	Kraton Performance Polymers Inc.
AK Steel Holding Corporation	LSB Industries Inc.
AMCOL International Corporation	Materion Corporation
American Vanguard Corporation	Myers Industries Inc.
Balchem Corp.	Neenah Paper, Inc.
Calgon Carbon Corporation	Olympic Steel Inc.
Century Aluminum Co.	OM Group Inc.
Clearwater Paper Corporation	PolyOne Corporation
Deltic Timber Corporation	Quaker Chemical Corporation
Flotek Industries Inc.	RTI International Metals, Inc.
HB Fuller Co.	A. Schulman, Inc.
Future Fuel Corp.	Schweitzer-Mauduit International Inc.
PH Glatfelter Co.	Stepan Company
Globe Specialty Metals, Inc.	Stillwater Mining Co.
Hawkins Inc.	SunCoke Energy Inc.
Haynes International, Inc.	Texas Industries Inc.
Headwaters Incorporated	Tredegar Corp.
Innophos Holdings Inc.	Wausau Paper Corp.
Kapstone Paper and Packaging Corporation	Zep, Inc.
Koppers Holdings Inc.